EXHIBIT 99



 FOR IMMEDIATE RELEASE:

DALLAS, November 17 -- Union Pacific Corporation (NYSE:UNP) reported today that its railroad subsidiary continues to make steady progress with its Service Recovery Plan. The most recent weekly service indicators filed with the Surface Transportation Board reflect improvement in several key areas. Among them:

 -- Average freight car inventory is down by nearly 17,000 cars since the recovery plan was launched, to 339,303. On November 13, inventory dipped to below 337,000, the lowest daily total since mid-August.

 -- The number of sidings blocked south of Kansas City, 43, has been reduced by two-thirds from the peak, while the sidings blocked system-wide continued to fall, to 111.

 -- The average number of trains held for crews declined to 56, an improvement of 43 percent from the previous week, as train crews around the system responded to the need to structure their work schedule to allow coverage over critical weekend days when the railroad's traffic is heaviest.

 -- The Fort Worth/Dallas metro complex is operating more fluidly than it has all year.

 -- Operations at the Mexican gateways have been restored to near normal levels.

"The recovery plan is working," said Dick Davidson, Union Pacific chairman and chief executive officer. "We've made significant progress, especially in Texas and the rest of the southern tier. But we must move at an even faster pace in order to re-earn the confidence of our customers. This is our one and only goal."

Accordingly, the railroad is working on additional measures to help strengthen and speed the recovery.

 -- Directional running has been instituted on the UP/SP lines between Houston and Brownsville, TX.

 -- Every possible way to temporarily reduce traffic on the UP/SP system is under review. This includes seeking additional assistance from other railroads.

 -- Bonuses are being offered to train crews that agree to report to work on Friday, Saturday and Sunday of Thanksgiving weekend.

As a result of the congestion-related problems, and the incremental costs of the Service Recovery Plan, earnings per share for all of 1997 are expected to be less than 1996 pro forma results. Given the uncertainties associated with estimating the continuing impact of the congestion-related problems and the Service Recovery Plan on the railroad, the outlook for the fourth quarter is unclear. Based on various assumptions, fourth quarter results could range from close to break-even to a substantial loss.

"While we realize these additional measures will have an impact on our near-term financial results, our number one priority must be to complete our service recovery as rapidly as possible, " Davidson said. "It is absolutely critical that we get these congestion problems behind us so that we can restore quality service to our customers and move forward to achieve the benefits of our merger."

    (This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. This information is based on facts available at this time, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed above. Important facts that could cause such differences include, but are not limited to, whether the Service Recovery Plan achieves its goals; industry competition and regulatory developments; natural events such as severe weather, floods and earthquakes; the effects of adverse economic conditions affecting the Company's shippers; changes in fuel prices; and the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation.)

 Media inquiries should be directed to John Bromley at Union Pacific Railroad
 (402) 271-3475.